Exhibit 3.5

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF THE SERIES A 8% CONVERTIBLE PREFERRED STOCK

OF ORIGIN, INC.

The undersigned, being the Chief Financial Officer of Origin, Inc., a Delaware corporation (the “Company”), in accordance with the provisions of the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority conferred upon the board of directors of the Company (the “Board of Directors”) by the amended and restated certificate of incorporation of the Company, as amended, (the “Certificate of Incorporation”) the following resolution creating a series of Series A Preferred Stock, was duly adopted on July 31, 2017:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the Certificate of Incorporation, there hereby is created out of the shares of preferred stock of the Company, par value $0.01 per share, as authorized in Article IV, Section 4.2(b) of the Certificate of Incorporation (the “Preferred Stock”), a series of Preferred Stock, to be designated the “Series A 8% Convertible Preferred Stock,” consisting of 30,000 shares of Preferred Stock;

1. Designation and Amount. The shares of such series of Preferred Stock shall have a par value of $0.01 per share and shall be designated as “Series A 8% Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 30,000 shares of Preferred Stock. The Series A Preferred Stock shall have a stated value of $100 per share (the “Stated Value”).

2. Dividends.

2.1 Payment of Dividends. Each holder of the Series A Preferred Stock (a “Holder” and collectively, the “Holders”) will be entitled to receive dividends at the simple rate of eight percent (8%) of the Stated Value per share per annum, payable in cash only upon redemption of the Series A Preferred Stock or in equity and/or equity-linked securities upon conversion of the Series A Preferred Stock as provided for in Section 3.4 of this Certificate, and prior to and in preference to any declaration or payment of any dividend on the common stock of the Company, par value $0.01 per share (the “Common Stock”). Any payments required to be made hereunder on any day that is not a business day shall be made on the next succeeding business day without interest or additional payment for such delay. Unless otherwise stated herein, any actions required to be made hereunder on any day that is not a business day shall be taken on the next succeeding business day.

2.2 Dividend Preference. So long as any shares of Series A Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend on any shares of Common Stock or classes and series of Preferred Stock of the Company which by their terms do not rank senior to the Series A Preferred Stock (“Junior Stock”) (other than dividends payable in additional shares of Junior Stock), unless at the time of such dividend the Company shall have paid all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock.

3. Redemption and Optional Conversion.

3.1 Redemption. Commencing on the earlier to occur of (i) August 9, 2019 and (ii) the closing date of the Qualified Equity Financing (as defined below) (the “Redemption Date”), at the option of the Holders of a majority of the then outstanding shares of the Series A Preferred Stock, the Company shall redeem all of the shares of Series A Preferred Stock (a “Redemption”) of each Holder, for cash. The redemption price paid to each Holder shall be equal to One Hundred Twenty Five Percent (125%) of the Stated Value for each share of Series A Preferred Stock, multiplied by the number of shares of Series A Preferred Stock held by such Holder (the “Redemption Purchase Price”). On the Redemption Date, the Company shall confirm the number of shares of Series A Preferred Stock held by each Holder in accordance with its books and records. Upon the date the Redemption Purchase Price is paid to a Holder, the Series A Preferred Stock held by such Holder shall be deemed cancelled without any further action required of the Holder or the Company.

3.2 Transfer of Preferred Stock. A Holder shall not, directly or indirectly, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each a “Transfer”) the Series A Preferred Stock, in whole or in part, or any right, title or interest herein or hereto, except in accordance with the provisions of this certificate of designations, preferences and rights of the Series A Preferred Stock (the “Certificate”). The Company may refuse to register any Transfer of Series A Preferred Stock in violation of this Certificate. Upon the Transfer of the Series A Preferred Stock, in whole or in part, through the use of an assignment form in a form reasonably satisfactory to the Company, and in accordance with applicable law or regulation, and the payment by the Holder of funds sufficient to pay any transfer tax, the Company shall issue and register the Series A Preferred Stock in the name of the estate or administrator of the Holder. Notwithstanding any other provision of this Certificate, the Company may refuse to register any Transfer made pursuant to this Section 3.2 unless (a) the Transfer complies in all respects with the applicable provisions of this Certificate and (b) the Transfer complies in all respects with applicable federal and state securities laws, including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”).

3.3  Restrictive Legend. Each certificate evidencing shares of Series A Preferred Stock issued to the Holder shall bear the following restrictive legend or a similar legend until such time as the transfer of such security is not restricted under the federal securities laws:

THE TERMS OF THIS SECURITY SHALL BE GOVERNED BY THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES A PREFERRED STOCK OF ORIGIN, INC. (THE “COMPANY”), A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

NEITHER THESE SECURITIES, NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS. NEITHER THESE SECURITIES, NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE, MAY BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY.

3.4 Optional Conversion.

(a) Conversion Prior to a Qualified Equity Financing. At any time prior to the Redemption Date, but prior to the consummation of a Qualified Equity Financing (as defined below), with the approval of the Holders of a majority of the then outstanding shares of the Series A Preferred Stock, each Holder shall convert (based on the aggregate amount invested in the Series A Preferred Stock by each Holder, the “Invested Amount”)) the shares of Series A Preferred Stock held by such Holder, and all dividends accrued but unpaid thereon, into shares of the Company’s special voting common stock, par value $0.01 per share (the “Special Voting Common Stock”) with the number of shares of Special Voting Stock to be received to be determined for each Holder by dividing (i) the Invested Amount of such Holder by (ii) the lesser of (A) US$1,100 or (B) the lowest price per share paid by investors in the Private Placement (as defined below).

(b) Conversion Upon and After a Qualified Equity Financing. At any time prior to the Redemption Date, and from and after the consummation by the Company the first equity financing following the date of the Purchase Agreement resulting in aggregate gross proceeds to the Company of not less than Fifteen Million United States Dollars (US$15,000,000) (“Qualified Equity Financing”), with the approval of the Holders of a majority of the then outstanding shares of the Series A Preferred Stock, each Holder shall convert (based on the Invested Amount of such Holder) the shares of Series A Preferred Stock held by such Holder, and all dividends accrued but unpaid thereon, in the applicable dollar amount of equity or equity-linked securities of the Company issued in the Qualified Equity Financing on the exact terms and conditions (including, without limitation, the same pre-money valuation of the Company at the time of consummation of the Qualified Equity Financing, but subject to any legal restrictions that would preclude the Holder from holding such securities, in which case reasonable accommodations shall be agreed to in order to specifically address such legal restrictions) and pursuant to the same documentation as such securities are issued to investors in such Qualified Equity Financing, with the effect that the Holders will be deemed to have invested the Invested Amount in the Qualified Equity Financing. Notwithstanding anything in this Certificate or the Purchase Agreement to the contrary, the Series A Preferred Stock shall automatically (and without any consent or approval of the Holders required) convert based on the foregoing provision at the closing of a Qualified Equity Financing that is an underwritten initial public offering by the Company. For the avoidance of doubt, it is agreed that the definition of “Qualified Equity Financing” shall include the Company’s private placement of shares pf its common stock at $1,100 per share ongoing as of the date of the Purchase Agreement (the “Private Placement”); provided, however, that the Private Placement shall only qualify as a Qualified Equity Financing if US$15 million in the aggregate is raised in the Private Placement from and after the date of the Purchase Agreement (i.e., funds raised in the Private Placement prior to the date of the Purchase Agreement shall not be included for purposes of determining whether the Private Placement qualifies as a Qualified Equity Financing).

4. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Company, the Holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Company legally available for distribution, prior to and in preference to distributions to the holders of Common Stock or Junior Stock, and either in preference to or pari pasu with the holders of any other series of Preferred Stock that may be issued in the future that is expressly made senior or pari pasu, as the case may be, an amount equal to the Stated Value per share of the Series A Preferred Stock. The remaining assets of the Company shall be distributed to the holders of the outstanding equity securities of the Company in accordance with their liquidation rights.

5. Voting Rights. Each share of Series A Preferred Stock will entitle the Holder thereof to one (1) vote on any matter brought before holders of Common Stock at any annual or special meeting of the Company’s stockholders; provided that if at any time the Holders own, in the aggregate, voting securities of the Company constituting more than Nineteen and One-Half Percent (19.5%) of the total voting share capital of the Company, on an as-converted basis, then the shares of Series A Preferred Stock shall be limited, in the aggregate and together with any other voting share capital of the Company held by the Holders, to Nineteen and One-Half Percent (19.5%) of the total number of votes, on an as-converted basis, such votes to be split equally on a fractional basis amongst all such shares of voting capital stock.

6. Miscellaneous.

6.1 Amendments in Writing. Except as otherwise provided herein, the provisions of this Certificate may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the approval of the Board of Directors and the Holders representing at least a majority of the outstanding shares of Series A Preferred Stock, together with any other required approvals of the Company’s stockholders.

6.2 Mutilated, Lost, Stolen or Destroyed Certificate. In case a Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate, mutilated, lost, stolen or destroyed, a new certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and an indemnity or bond, if requested, also reasonably satisfactory to it.

6.3 Notices. Notice to any Holder of the Series A Preferred Stock shall be given in accordance with Section 6.8 of that certain Securities Purchase Agreement, dated August 3, 2017, between the Company and the initial Holders of the Series A Preferred Stock (the “Purchase Agreement”), and otherwise to the registered address set forth in the Company’s records for such Holder.

6.4 Effectiveness. This Certificate of Designation shall become effective upon the filing thereof with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed in its name and on its behalf on this 8th day of August, 2017 by a duly authorized officer of the Company.

ORIGIN, INC.

By:	/s/ J. Fernandes
Name:	Johnny Fernandes
Title:	Chief Financial Officer

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